OCONEE FEDERAL FINANCIAL CORP. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

OCONEE FEDERAL TO MERGE WITH MUTUAL SAVINGS BANK

SENECA, SC AND HARTSVILLE, SC July 20, 2023 – Oconee Federal Financial Corp. (NASDAQ: OFED) (“the Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), and the majority-owned subsidiary of Oconee Federal, MHC (“the MHC”), and Mutual Savings Bank (“Mutual”), a federally-chartered mutual savings bank, today announced the execution of an agreement pursuant to which Mutual will merge with and into Oconee Federal with Oconee Federal as the surviving entity. The merger is expected to increase the Company’s consolidated assets from $588 million at March 31, 2023 to $633 million based on Mutual’s assets as of March 31, 2023.

Mutual’s office will become a branch office of Oconee Federal. Under terms of the agreement, depositors of Mutual will become depositors of Oconee Federal and members of the MHC, and will have the same rights and privileges in the MHC, as if their accounts had been established in Oconee Federal on the date established at Mutual. As part of the transaction, the Company will issue shares of its common stock to the MHC in an amount equal to the fair value of Mutual as determined by a third-party appraisal. These shares are expected to be issued concurrent with the completion of the merger.

Oconee Federal will establish an Advisory Board and offer membership on it to the current directors of Mutual. Oconee Federal and will also support the Hartsville, South Carolina community through charitable grants from the Oconee Federal Foundation based on recommendations of the Advisory Board.

The proposed merger is expected to be immediately accretive to the Company’s earnings in 2023 and thereafter, and immediately accretive to its tangible book value per share. Upon completion of the merger, Oconee Federal’s capital ratios are expected to continue to exceed “well capitalized” regulatory standards.

Curtis Evatt, President and Chief Executive Officer of Oconee Federal, stated “We are pleased to announce our partnership with Mutual Savings Bank. We are very familiar with Mutual, its conservative approach to banking and its deep roots in the communities it serves. We are very excited about the future of our combined company.”

Thomas Goodson, Chairman of the Board of Mutual, said “We’ve always focused on our community and what our banking clients need. We feel that this merger is an excellent opportunity to enhance the services to and convenience for our customers and the communities we serve. Partnering with Oconee Federal will improve our ability to offer customers a suite of “state of the art” financial products. We will continue providing our customers with a high level of personalized service and local decision-making, while preserving our values of our community bank culture. Patrick Rogers will become Hartsville Area Manager and our customer service staff will continue to serve our customers.”

The transaction is expected to close in the fourth quarter of 2023 or the first quarter of 2024. The transaction is subject to certain conditions, including the approval by Mutual’s depositors and customary regulatory approvals.

Oconee Federal has five branch offices located in Oconee and Pickens counties, South Carolina and three in Stephens and Rabun counties, Georgia

Luse Gorman, PC, Washington, D.C., acted as legal counsel to Oconee Federal and Hinman, Howard & Kattell, LLP acted as legal counsel to Mutual. Capital Resources Group, Inc. initiated the transaction and served as financial advisor to Oconee Federal.

Forward-Looking Statements

This news release contains forward-looking statements.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.   Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that the Company and Oconee Federal anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to: increased economic pressures; increased competition, interest rate or legislative or regulatory changes; that completion of the transaction could take longer than expected; that prior to the completion of the transaction or thereafter, Oconee Federal’s and Mutual’s respective businesses may not perform as expected; that required regulatory, member or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; and diversion of management time on merger-related issues. Neither the Company and Oconee Federal nor Mutual assume any duty and do not undertake to update forward-looking statements.

Contact Information

For the Company and Oconee Federal:

Curtis T. Evatt

President and Chief Executive Officer

864-882-2675

For Mutual:

L. Patrick Rogers

President and Chief Executive Officer

843-383-3050